Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of DuPont Fabros Technology, Inc. pertaining to the DuPont Fabros Technology, Inc. 2007 Equity Compensation Plan of our reports (i) dated July 27, 2007 with respect to the balance sheet of DuPont Fabros Technology, Inc., (ii) dated May 18, 2007 with respect to the financial statements and schedule of Quill Ventures LLC, and (iii) dated May 18, 2007 with respect to the financial statements and schedule of the DuPont Fabros Acquired Properties, all included in the Registration Statement (No. 333-145294) on Form S-11 and final prospectus of DuPont Fabros Technology, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 17, 2007